SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 5, 2007

AECOM TECHNOLOGY CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	1-33447	61-1088522
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

555 South Flower Street, Suite 3700	90071
Los Angeles, California	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code  (213) 593-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)           On June 5, 2007, the Board of Directors of AECOM Technology Corporation (“AECOM”) appointed Norman Y. Mineta to the AECOM Board of Directors.  Mr. Mineta is vice chairman of Hill & Knowlton, an international communications consultancy.  Mr. Mineta is also former Secretary of the U.S. Department of Transportation under President George W. Bush and former Secretary of the U.S. Department of Commerce under President Bill Clinton.  Mr. Mineta shall serve as a Class II director, whose term expires at the annual meeting of AECOM stockholders to be held in 2010.

The AECOM Board of Directors determined that Mr. Mineta is independent under Section 303A.02 of the Listed Company Manual of the New York Stock Exchange.  Mr. Mineta will serve on the Audit Committee, the Nominating & Governance Committee and the Planning, Finance and Investments Committee of the AECOM Board.

Mr. Mineta will receive the same compensation as other non-employee AECOM directors, consisting of:  (i) an annual retainer of $36,000 per year; (ii) Board committee fees of $1,500 per meeting when in person and $1,000 per meeting when telephonic; and (iii) an option to purchase 10,000 shares of common stock under AECOM’s Stock Incentive Plan for Non-Employee Directors.  AECOM also provides reimbursement of reasonable expenses incurred in connection with board-related activities. Board members also receive $1,000 for attendance and $1,000 per necessary travel day related to functions not associated with scheduled Board or committee meetings.

A copy of the press release announcing the appointment of Mr. Mineta is attached hereto as Exhibit 99.1.

ITEM 9.01.   Financial Statements and Exhibits.

                (d)   Exhibits

                      99.1                Press release dated June 11, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

AECOM TECHNOLOGY CORPORATION

Dated: June 11, 2007	By:	/s/ DAVID Y. GAN
David Y. Gan
Vice President, Assistant General Counsel

EXHIBIT INDEX

Exhibit

99.1	Press release dated June 11, 2007